SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
THE FIRST ISRAEL FUND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For Immediate Release

The First Israel Fund, Inc.
466 Lexington Avenue
New York, New York 10017

Contact:	Investor Relations
(800) 293-1232

THE FIRST ISRAEL FUND, INC.
ANNOUNCES DATE FOR ANNUAL MEETING, DIRECTOR
CHANGES AND RESPONSE TO CHALLENGE BY DISSIDENT SHAREHOLDER

        New York, New York, January 19, 2005—The First Israel Fund, Inc. (NYSE: ISL) (the "Fund") earlier today filed a preliminary proxy statement for its 2005 Annual Meeting of Shareholders. As disclosed in the proxy statement, the Fund is currently planning to hold its Annual Meeting at the offices of Credit Suisse Asset Management, LLC, 466 Lexington Avenue (between 45th and 46th Streets), 16th Floor, New York, New York 10017, on Tuesday, March 29, 2005 commencing at 2:00 p.m.. The close of business on February 4, 2005 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

        This year's Annual Meeting is particularly important in light of the solicitation of proxies against the nominees of the Fund's Board of Directors by dissident shareholder Phillip Goldstein and his firm Opportunity Partners, L.P. ("Opportunity"). On January 12, 2005, Opportunity filed a preliminary proxy statement in connection with the Fund's 2005 Annual Meeting and stated its intention to solicit proxies (i) against the nominees of the Fund's Board of Directors and for its own nominees, Messrs. Phillip Goldstein and Gerald Hellerman and (ii) for a proposal asking that "shareholders of the Fund be afforded an opportunity to realize net asset value for their shares as soon as practicable."

        The Fund believes that Mr. Goldstein's financial interests may not be aligned with the financial interests of long-term shareholders who seek long-term capital appreciation. The Fund's Board has unanimously determined that it opposes Mr. Goldstein's attempt to place himself and one of his colleagues on your Fund's Board as well as his ill-advised proposal. In considering Opportunity's nominees and its proposal, the Directors of the Fund reviewed various strategic and structural alternatives aimed at enhancing the value of the Fund's shares as well as the continued viability of the Fund as presently structured. After extensive discussion, the Directors determined that they continue to be committed to the Fund's current structure of being a closed-end, non-diversified management investment company that seeks long-term capital appreciation through investing primarily in Israeli securities.

        The Fund is also announcing today that after many years of distinguished service to the Fund, Jonathan W. Lubell, whose term as a Director will expire at this year's Annual Meeting, will be retiring from his position as a Director of the Fund at the 2005 Annual Meeting. The remaining Directors of the Fund have nominated James J. Cattano for election by shareholders for a three-year term as Director to fill the vacancy resulting from Mr. Lubell's retirement. Mr. Cattano is currently a Director of four other closed-end Funds managed by Credit Suisse Asset Management, LLC. He is the President of Primary Resources, Inc., an international trading and manufacturing company specializing in the sale of agricultural commodities throughout international markets.

        Michael Kenneally, Chairman of the Fund, noted: "Mr. Cattano is an exceptional, highly qualified individual who has a wealth of business and financial expertise and whom we are confident will faithfully represent the interests of all shareholders of The First Israel Fund, Inc." Steven N. Rappaport, who is currently a Director of the Fund, was nominated by the Board of Directors for re-election at the Fund's 2005 Annual Meeting.

        Credit Suisse Asset Management, LLC (New York), the Fund's investment adviser, is part of Credit Suisse Asset Management ("CSAM"), the institutional and mutual-fund asset-management arm of Credit Suisse First Boston. As of September 30, 2004, CSAM managed over $27 billion in the U.S. and, together with its global affiliates, managed assets of over $308 billion in 15 countries.

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The First Israel Fund, Inc. (the "Fund") filed a preliminary proxy statement (the "Preliminary Proxy Statement") with the Securities and Exchange Commission (the "SEC") on January 19, 2005 in connection with its 2005 annual meeting of shareholders. Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation by the Fund of its shareholders for the 2005 annual meeting, and the participants' interests in the solicitation, are set forth in the Preliminary Proxy Statement. The Fund will be filing with the SEC a definitive proxy statement (the "Definitive Proxy Statement") and other relevant documents.

        SHAREHOLDERS OF THE FUND ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS THAT THE FUND WILL FILE WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

        Shareholders of the Fund and other interested parties may obtain, free of charge, copies of the Preliminary Proxy Statement and the Definitive Proxy Statement (when available) and other related documents filed by the Fund at the SEC's website at (http://www.sec.gov/). The Preliminary Proxy Statement and the Definitive Proxy Statement (when available) and other related documents filed with the SEC may also be obtained from the Fund free of charge. Any such request should be directed to the Fund by calling 1-800-293-1232 or by writing to The First Israel Fund, Inc., c/o Credit Suisse Asset Management, LLC at 466 Lexington Avenue, 16th Floor, New York, New York 10017.